Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

PROVECTUS BIOPHARMACEUTICALS TO CELEBRATE NYSE MKT LISTING WITH OPENING BELL CEREMONY

PROVECTUS TO RING OPENING BELL ON THURSDAY, MAY 22, 2014

KNOXVILLE, TN, May 19, 2014 — Provectus Biopharmaceuticals, Inc. (PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), announced today that its CEO and Chairman Dr. Craig Dees, PhD, its CTO Dr. Eric Wachter, PhD and its CFO and COO Peter Culpepper, along with Alfred E. Smith, IV, Lead Independent Director of its Board, along with key advisors will ring The Opening Bell® at the New York Stock Exchange at 9:30 a.m. EDT on Thursday, May 22, 2014.

The ceremonial ringing of the bell celebrates the Company’s recent listing on May 16, 2014, when the Company’s common stock began trading on the NYSE MKT under its ticker symbol “PVCT.”

Provectus submitted an application in March 2014 to the FDA for breakthrough therapy designation for its novel oncology drug PV-10 based on the results from its phase 2 clinical study related to metastatic melanoma. The Company is researching efficacy of PV-10 for other indications, including liver and breast cancers.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 (a formulation of the small molecule ablative agent rose bengal disodium) is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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